UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):  July 8, 2009

Commission file number 1-06155 AMERICAN GENERAL FINANCE CORPORATION
(Exact name of registrant as specified in its charter)
Indiana	35-0416090
(State of Incorporation)	(I.R.S. Employer Identification No.)
601 N.W. Second Street, Evansville, IN	47708
(Address of principal executive offices)	(Zip Code)
(812) 424-8031
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 8, 2009, American General Finance Corporation (“AGFC”) and its subsidiaries MorEquity, Inc., American General Home Equity, Inc. and American General Financial Services of Arkansas, Inc. (collectively, the “Sellers”) entered into a letter agreement with Credit Suisse (USA), Inc., as initial purchaser, and PennyMac Loan Services, LLC, a wholly owned subsidiary of Private National Mortgage Acceptance Company, LLC, as servicer, to cause the issuance of American General Mortgage Loan Trust 2009-1 mortgage-backed certificates with an approximate certificate principal balance of $1.6 billion in a private transaction. AGFC and the Sellers expect to receive net cash proceeds of between approximately $925 million and $975 million (depending on the final size of the mortgage pool and after deducting expenses), and also will retain subordinated certificates. The transaction is expected to close on or about July 30, 2009, subject to customary closing conditions. AGFC will use the cash proceeds to support its liquidity position and funding needs, including the discharge of approximately $313 million of debt security obligations under an indenture dated January 1, 1988 that are due during 2009.

The mortgage-backed certificates have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

CAUTIONARY STATEMENT

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our past and future reports and other information that we file with the Securities and Exchange Commission for a description of the business environment in which we operate and the important factors, many of which are outside of our control, which could cause our actual results and financial condition to differ, possibly materially, from those indicated in forward-looking statements. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future events or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN GENERAL FINANCE CORPORATION
(Registrant)
Date:	July 14, 2009	By	/s/	Donald R. Breivogel, Jr.
Donald R. Breivogel, Jr.
Senior Vice President and Chief Financial Officer